Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Riggs National Corporation and subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of The PNC Financial Services Group, Inc. of our report dated March 9, 2004, relating to the consolidated statements of condition of Riggs National Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, which was included in the Riggs National Corporation and subsidiaries Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

KPMG LLP

McLean, Virginia

February 23, 2005